Exhibit 99.2

What is FINRA 09-09?

In February 2009, the Financial Industry Regulatory Authority (FINRA) enacted Regulatory Notice 09-09, which ratified the former NASD Rule 2340(c)(2) as it applies to real estate investments trusts (REITs) and Direct Participation Programs (DPPs). FINRA 09-09 acknowledges that, during an offering, it may be reasonable for brokers to report on a customer’s account statement the value at which the shares are then being offered to the public as the estimated value of such shares. However, according to FINRA 09-09, 18 months after the end of an offering, the offering value should not be the basis for the valuation provided on a customer’s account statement. So, under FINRA 09-09, a brokerage firm cannot use the offering value in a customer account statement more than 18 months after an offering ends.

Why is a new estimated value per share being calculated?

The estimated value per share is being calculated to assist broker-dealers whose clients participated in the Company’s offering of common stock in complying with FINRA 09-09.

How often will a new estimated value per share be calculated and reported?

Currently, the Board anticipates that it will update the estimated value per share at least every 18 months. However, the Board may determine to update such estimate more frequently.

How will TRT handle the ERISA valuation requirements?

The Board refers ERISA custodians to the most recently released estimated value per share established for purposes of FINRA 09-09 to assist fiduciaries of retirement plans subject to annual reporting requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), in the preparation of their reports.

How was the estimated value per share calculated?

In determining an estimated value of the Company’s shares, the Board relied upon information provided by its external Advisor and by an independent third party investment banking firm, as well as the Board’s experience with, and knowledge about, the Company’s real estate portfolio and debt obligations. The Board considered valuation methodologies that are commonly used in the commercial real estate industry, including, among others, a discounted cash flow analysis, which projects a range of the estimated future stream of cash flows reasonably likely to be generated by the Company’s portfolio of properties, and discounts the projected future cash flows to a present value. In addition, the Board reviewed current, historical and projected capitalization rates for commercial properties similar to the properties owned by the Company, and the values of publicly traded REITs with portfolios comparable to the Company’s portfolio. The Board also took into account the estimated value of the Company’s other assets and liabilities, including a reasonable estimate of the value of the Company’s debt obligations. However, the Board did not consider certain other factors, such as a liquidity discount, because the Board did not believe such factors were appropriate or necessary under the circumstances.

What was the role of the independent third party investment banking firm in the process to determine the estimated value per share?

The independent third party investment banking firm engaged by the Company utilized its own methodologies to provide management and the Board with an independent range of an estimated value per share. The Board utilized this independent assessment in concluding that the estimated value per share was reasonable and based on methodologies that are reasonable and customary in the industry and appropriate under current circumstances.

Is the estimated value per share the fair market value per share of the Company’s common stock?

No. The estimated value per share does not represent the fair market value of the Company’s assets less liabilities in accordance with U.S. generally accepted accounting principles (GAAP), and is not a representation, warranty or guarantee that (1) a stockholder would be able to realize the estimated share value if such stockholder attempts to sell his or her shares; (2) a stockholder would ultimately realize distributions per share equal to the estimated value per share upon liquidation of assets and settlement of liabilities of the Company or a sale of the Company; (3) shares of the Company’s common stock would trade at the estimated value per share on a national securities exchange; (4) a third party would offer the estimated value per share in an arms-length transaction to purchase all or substantially all of the shares of the Company’s common stock; or (5) the methodologies used to estimate the value per share would be acceptable to FINRA or under ERISA with respect to their respective requirements.

In addition, the estimated value per share was calculated as of a moment in time, and, although the value of the Company’s shares will fluctuate over time as a result of, among other things, developments related to individual assets and changes in the real estate and capital markets, the Company does not undertake to update the estimated value per share on a regular basis. As a result, stockholders should not rely on the estimated value per share as being an accurate measure of the then-current value of the Company’s shares of common stock in making an investment decision, including whether to tender shares for redemption under the Company’s SRP (as defined below) or reinvest distributions by participating in the Company’s DRIP (as defined below).

What impact will the estimated value per share have on the company’s Dividend Reinvestment Plan (DRIP) and Share Redemption Program (SRP)?

On February 7, 2011, we filed a Form 8-K which announced changes to the DRIP and SRP and included the amended and restated DRIP and SRP along with a shareholder letter. This information provides the most comprehensive discussion of all changes to the DRIP and SRP.

From and after the date on which we announce the estimated value per share of our common stock, additional shares of our common stock purchased under the DRIP will be purchased at the most recently announced estimated value per share of our common stock, which may vary from time-to-time. A participant in the DRIP may terminate his or her participation at any time. However, a termination notice must be received by us prior to the last day of a quarter in order for a participant’s termination to be effective for such quarter (that is, a termination notice will be effective as of the last day of the quarter in which it is received and will not affect participation in the plan for any prior quarter).

We have historically redeemed our shares in connection with the SRP at a price equal to or at a discount from the purchase price of the common stock being redeemed. In connection with providing an estimated share value, our Board determined that the price at which shares are to be redeemed under the SRP, subject to certain restrictions and limitations, will be the most recently announced estimated value per share from and after the date on which such estimated value per share is announced.

What is the impact of the estimated value per share on the death & disability provisions of the SRP?

From and after the date on which we announce the estimated value per share, any redemptions of shares with respect to redemption requests as a result of death or disability will be made at the estimated value per share. A request for redemption because of death or disability must be made within 18 months after such death or disability.

How are stockholders being notified of the estimated value per share?

We have filed with the SEC a Current Report on Form 8-K, along with a stockholder letter, which discloses our estimated value per share as of March 11, 2011. The March statements to be received by our stockholders in April will reflect the estimated value per share. Any future changes or updates to our estimated value per share will be communicated to stockholders in a report filed with the SEC.